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                                                                    EXHIBIT 11.1

SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
(OOO'S EXCEPT PER SHARE DATA)
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
                                                            SIX MONTHS           THREE MONTHS
                                                        ENDED JUNE 30, 1998   ENDED JUNE 30, 1998
                                                        -------------------   -------------------

                                                           1998      1997        1998       1997
                                                           ----      ----        ----       ----
Net income (loss)                                         $3,172    $  (879)    $1,894    $(1,073)

Basic weighted average shares outstanding                  7,987      3,767      8,121      3,767
Common equivalent shares:
  Dilutive stock options                                      81         39         59         39
  Dilutive warrants                                          773         --        835         --
                                                          ------    -------     ------    -------
Diluted weighted average shares outstanding                8,841      3,806      9,015      3,806

Basic earnings (loss) per share                           $ 0.40    $ (0.23)    $ 0.23    $ (0.28)
                                                          ======    =======     ======    =======

Diluted earnings (loss) per share                         $ 0.36    $ (0.23)    $ 0.21    $ (0.28)
                                                          ======    =======     ======    =======
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